Exhibit 99.1

Zale Corporation Reports Third Quarter Fiscal 2010 Results

  Revenues of $360 million compared to $379 million in prior year
  Comparable store sales down 2.2%
  Gross margin of 50.8%, an increase of 70 basis points compared to prior year
  Net loss of $12.1 million, or $0.38 per share, compared with loss of $19.5 million, or $0.61 per share, in prior year

DALLAS--(BUSINESS WIRE)--May 26, 2010--Zale Corporation (NYSE: ZLC) today announced that for the third fiscal quarter ended April 30, 2010, it had a net loss of $12.1 million, or $0.38 per share, compared to a net loss of $19.5 million, or $0.61 per share, in the comparable period in the prior year. Aggregate revenues for the quarter ended April 30, 2010 were $360 million, a decrease of 5.1% compared to $379 million during the comparable period in the prior year.

The Company achieved gross margin on sales of 50.8% during the quarter ended April 30, 2010, compared to 50.1% in the comparable period in the prior year. The 70 basis point improvement was primarily the result of lower promotional activity during the 2010 quarter. Excluding a $4.2 million charge for certain slow-moving inventory recorded during the quarter ended April 30, 2010, gross margin would have been approximately 120 basis points higher at 52.0%. Same store sales during the quarter ended April 30, 2010 decreased 2.2%, compared to a decrease of 20.0% during the comparable period in the prior year. The Company has closed a net amount of 149 retail locations since April 30, 2009 of which 6 were closed in the quarter ended April 30, 2010.

The Company reduced aggregate selling, general and administrative expenses by $16 million during the quarter ended April 30, 2010 compared to the same period in the prior year. Operating margin for the quarter ended April 30, 2010 was (6.2%), an improvement of approximately 280 basis points compared to (9.0%) in the comparable period in the prior year.

In the quarter ended April 30, 2010, the Company had an income tax benefit of $12 million, compared to a benefit of $17 million in the comparable period in the prior year. The income tax benefit for the quarter ended April 30, 2010 was primarily attributable to net operating loss carry-backs identified and recognized during the period.

Inventory at April 30, 2010 was $693 million, a decrease of approximately $70 million from April 30, 2009 due principally to store closures. As of April 30, 2010, the Company had outstanding debt of $299 million compared to $333 million and $368 million as of April 30, 2009 and January 31, 2010, respectively. As disclosed on May 10, 2010, the Company entered into a $150 million senior secured term loan and an amended and extended revolving credit facility. Net proceeds related to these financing activities of approximately $125 million were used to pay down the revolving credit facility. Accordingly, total indebtedness and total available borrowing capacity were approximately $310 million and $250 million, respectively, as of May 10, 2010.

“We have completed the initial stages of our turnaround plan,” commented Theo Killion, President and Interim Chief Executive Officer. “With the additional liquidity that we announced earlier this month, all of our focus will be on fixing the business in order to return it to profitability.”

“The financial results for the third fiscal quarter of 2010 reflect our continuing discipline with respect to promotional activity, inventory levels and expense management,” commented Matt Appel, Chief Financial Officer. “The recent enhancements to our capital structure provide the necessary foundation for the execution of our business plan.”

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-5032.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,900 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding the expected effect of the financings and other agreements on our business, including our ability to return to profitability and provide the working capital necessary to execute our merchandising and marketing initiatives. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult; and changes in regulatory requirements or in the Company’s private label credit card arrangement with Citibank may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2010	2009	2010	2009

Revenues	$359,843	$379,110	$1,271,305	$1,422,630
Cost of Sales	177,103	189,075	639,019	757,209
Gross Margin	182,740	190,035	632,286	665,421
% of Revenue	50.8%	50.1%	49.7%	46.8%
Selling, General and Administrative	194,069	209,819	649,518	727,035
% of Revenue	53.9%	55.3%	51.1%	51.1%
Depreciation and Amortization	11,593	14,453	38,123	44,498
Other Charges and Gains	(734)	-	26,738	13,221
Operating Loss	(22,188)	(34,237)	(82,093)	(119,333)
% of Revenue	(6.2)%	(9.0)%	(6.5)%	(8.4)%
Interest Expense	1,954	1,929	5,924	8,633
Loss Before Income Taxes	(24,142)	(36,166)	(88,017)	(127,966)
Income Tax Benefit	(12,047)	(16,621)	(22,865)	(28,263)
Net Loss	$(12,095)	$(19,545)	$(65,152)	$(99,703)

Basic Loss Per Common Share	$(0.38)	$(0.61)	$(2.03)	$(3.13)
Diluted Loss Per Common Share	$(0.38)	$(0.61)	$(2.03)	$(3.13)

Weighted Average Number of Common Shares Outstanding:
Basic	32,107	31,972	32,047	31,879
Diluted	32,107	31,972	32,047	31,879

Impact on GAAP Information from Special Items for Fiscal 2010, Diluted:
	Three Months Ended		Nine Months Ended
	April 30, 2010		April 30, 2010
	Amount	Per Share	Amount	Per Share
Net Loss	$(12,095)	$(0.38)	$(65,152)	$(2.03)
Store impairments	-	-	14,189	0.44
Real estate lease charges	(448)	(0.01)	2,121	0.07
Tax benefit from Business Assistance Act of 2009	(12,802)	(0.40)	(29,671)	(0.93)
Loss before change in deferred revenue	(25,345)	(0.79)	(78,513)	(2.45)
Change in deferred revenue	811	0.03	7,026	0.22
Net Loss, as adjusted	$(24,534)	$(0.76)	$(71,487)	$(2.23)

Impact on GAAP Information from Special Items for Fiscal 2009, Diluted:
	Three Months Ended		Nine Months Ended
	April 30, 2009		April 30, 2009
	Amount	Per Share	Amount	Per Share
Net Loss	$(19,545)	$(0.61)	$(99,703)	$(3.13)
Store impairments	-	-	5,003	0.16
Goodwill impairment	-	-	5,020	0.16
Tax adjustments (a)	(4,150)	(0.13)	11,697	0.36
Loss before change in deferred revenue	(23,695)	(0.74)	(77,983)	(2.45)
Change in deferred revenue	4,313	0.13	21,613	0.68
Net Loss, as adjusted	$(19,382)	$(0.61)	$(56,370)	$(1.77)

(a) Tax adjustments for the nine months ended April 30, 2009 relate to a valuation reserve on foreign tax credits resulting from our decision to revoke our ASC 740 election during the second quarter of fiscal 2009. Tax adjustments for the three months ended April 30, 2009 include a benefit totaling $6.9 million related to a decrease in the estimated valuation reserve and a charge totaling $2.7 million related to the expiration of a net operating loss.

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2010:
	Three Months Ended		Nine Months Ended
	April 30, 2010		April 30, 2010
	Amount	%	Amount	%
Gross Margin	$182,740	50.8%	$632,286	49.7%
Inventory impairment charge	4,206	1.2%	13,400	1.1%
Gross Margin, as Adjusted	$186,946	52.0%	$645,686	50.8%

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2009:
	Three Months Ended		Nine Months Ended
	April 30, 2009		April 30, 2009
	Amount	%	Amount	%
Gross Margin	$190,035	50.1%	$665,421	46.8%
Inventory impairment charge	-	-	2,301	0.1%
Gross Margin, as Adjusted	$190,035	50.1%	$667,722	46.9%

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET DATA
(Unaudited, amounts in thousands)

	April 30, 2010	April 30, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$23,906	$18,403
Merchandise inventories	693,127	763,314
Other current assets	56,054	55,649
Total current assets	773,087	837,366

Property and equipment	708,306	708,632
Less accumulated depreciation and amortization	(518,596)	(447,894)
Net property and equipment	189,710	260,738

Other assets	185,094	166,750
Total Assets	$1,147,891	$1,264,854

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$289,103	$226,696
Deferred tax liability	48,194	72,888
Total current liabilities	337,297	299,584

Long-term debt	299,300	332,800
Other liabilities	184,879	188,916

Stockholders’ Investment	326,415	443,554

Total liabilities and stockholders’ investment	$1,147,891	$1,264,854

CONTACT:
Zale Corporation
Matt Appel, 972-580-4670
Executive Vice President and CFO
or
Steve Massanelli, 972-580-5032
Senior Vice President and Treasurer